As filed with the Securities and Exchange Commission on October 7, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TENET HEALTHCARE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	95-2557091
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(469) 893-2200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

TENET HEALTHCARE 2008 STOCK INCENTIVE PLAN,

AS AMENDED AND RESTATED

(Full title of the plan)

Paul A. Castanon

Vice President & Deputy General Counsel

TENET HEALTHCARE CORPORATION

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(469) 893-2200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Barbara L. Becker

Andrew L. Fabens

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

(212) 351-4034

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒		Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)		Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.05 per share	4,514,403 shares	$45.73	$206,443,649.19	$26,589.94

(1)             Pursuant to Rule 416, there also are registered hereunder such additional indeterminate number of shares as may be issued as a result of the adjustment provisions of the Tenet Healthcare 2008 Stock Incentive Plan, as amended and restated.

(2)             Pursuant to Rules 457(c) and (h), these prices are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low sales prices of the Registrant’s Common Stock on the New York Stock Exchange on October 3, 2013.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, Tenet Healthcare Corporation (the “Corporation” or the “Registrant”) is filing this Registration Statement on Form S-8 to register 4,514,403 additional shares (the “Additional Shares”) of its common stock, par value $0.05 per share (“Common Stock”), which shares may be issued under the terms of its 2008 Stock Incentive Plan, as amended and restated (the “Plan”). In accordance with General Instruction E of Form S-8, the Corporation hereby incorporates by reference the contents of its Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) with respect to the Plan on May 12, 2010 (File No. 333-166768) and on June 24, 2008 (File No. 333-151887), together with all exhibits filed therewith or incorporated therein by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                                                INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have previously been filed by the Corporation with the Commission, are incorporated by reference herein and shall be deemed to be a part hereof:

(1)       The Corporation’s latest Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(2)       All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report or prospectus referred to in (1) above.

In addition, all documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Corporation’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 5.                                                INTERESTS OF NAMED EXPERTS AND COUNSEL.

Audrey Andrews, Senior Vice President and General Counsel of the Corporation, has delivered an opinion to the effect that the shares of Common Stock covered by this Registration Statement will be legally issued, fully paid and non-assessable.

As of the date of this filing, Ms. Andrews owned 3,900 shares of our common stock. On such date, Ms. Andrews also had outstanding options to purchase 4,583 shares of our common stock and 31,185 restricted units, payable at vesting in shares of our common stock, pursuant to our 2001 Stock Incentive Plan and our 2008 Stock Incentive Plan. Ms. Andrews is eligible to participate in the Plan.

ITEM 6.                                                INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 78.7502(1) of the Nevada Revised Statutes, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 78.7502(2) of the Nevada Revised Statutes further provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a Nevada corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

The Registrant’s Amended and Restated Articles of Incorporation provide that no director or officer of the Registrant shall be personally liable to the Registrant or its shareholders for damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of the Section 300 of Chapter 78 of the Nevada Revised Statutes.  The Amended and Restated Articles of Incorporation further provide that the liability of directors and officers of the Registrant shall be eliminated or limited to the fullest extent authorized by Nevada law, as amended.

The Registrant’s Amended and Restated Bylaws, as well as individual indemnification agreements the Registrant has entered into with directors of the corporation:

•                  provide for mandatory indemnification, to the fullest extent permitted by law, of any present or former director or officer of the Registrant or any of its affiliates or subsidiaries who has served as such a director or officer on or after November 5, 2008 (each, an indemnitee) for all expenses, liabilities, losses or other specified amounts resulting from a legal proceeding arising from any occurrence that takes place after November 5, 2008 and that relates to the fact that such indemnitee is or was a director or officer of the Registrant or any of its affiliates or subsidiaries or at the request of the Registrant served in one of several specified capacities with respect to another entity;

•                  provide that the Registrant is not required to indemnify an indemnitee in connection with any legal proceeding initiated by the indemnitee except under certain specified circumstances;

•                  require the advancement of expenses to an indemnitee upon receipt of an undertaking by the indemnitee to repay if it is ultimately determined that the indemnitee is not entitled to be indemnified by the Registrant;

•                  provide that (1) when making a determination of whether an indemnitee is entitled to indemnification under the Amended and Restated Bylaws, there is a presumption that the indemnitee is entitled to indemnification and the Registrant has the burden of proof to overcome that presumption, and (2) that, in an indemnitee’s lawsuit to enforce his or her right to indemnification under the Amended and Restated Bylaws, the Registrant must prove with clear and convincing evidence that the indemnitee is not entitled to indemnification;

•                  require the Registrant to indemnify an indemnitee for expenses (and, if requested by an indemnitee, to advance such expenses on such terms and conditions as the Board deems appropriate) that are incurred by an indemnitee in a lawsuit to enforce the indemnitee’s indemnification rights under the Amended and Restated Bylaws;

•                  provide that rights to indemnification under the Amended and Restated Bylaws are non-exclusive, have certain survival rights and are deemed to be contractual rights; and

•                  provide that the Registrant has the power to purchase insurance or make other financial arrangements on behalf of an indemnitee for any liability and any related expenses, except that no such financial arrangement may provide protection for a person adjudged by a court of competent jurisdiction to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to advancement of expenses or indemnification ordered by a court.

In addition, the Registrant has purchased insurance coverage to insure its directors and officers against certain liabilities that they may incur in their capacity as such.

ITEM 8.                                                EXHIBITS.

4.1	Second Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan (incorporated by reference to Exhibit 4.1 to the Corporation’s Registration Statement on Form S-8 filed on May 12, 2010)

4.2

Amendment One to Second Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan (incorporated by reference to Exhibit 4.2 to the Corporation’s Registration Statement on Form S-8 filed on May 12, 2010)

5.1	Opinion of Audrey Andrews

23.1	Consent of Audrey Andrews (Included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Ernst & Young LLP

24.1	Power of Attorney (Included on the signature page to the registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on October 7, 2013.

TENET HEALTHCARE CORPORATION

By:	/s/ Daniel J. Cancelmi
Daniel J. Cancelmi Chief Financial Officer (Principal Financial Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Trevor Fetter, Daniel J. Cancelmi and Tyler C. Murphy, acting alone, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: October 7, 2013	By:	/s/Trevor Fetter
Trevor Fetter
President, Chief Executive Officer and Director
(Principal Executive Officer)

Date: October 7, 2013	By:	/s/ Scott Ramsey
R. Scott Ramsey
Vice President and Controller
(Principal Accounting Officer)

Date: October 7, 2013	By:	/s/ Jeb Bush
Jeb Bush
(Director)

Date: October 7, 2013	By:	/s/ Brenda J. Gaines
Brenda J. Gaines
(Director)

Date: October 7, 2013	By:	/s/ Karen M. Garrison
Karen M. Garrison
(Director)

Date: October 7, 2013	By:	/s/ Edward A. Kangas
Edward A. Kangas
(Chairman)

Date: October 7, 2013	By:	/s/ J. Robert Kerrey
J. Robert Kerrey
(Director)

Date: October 7, 2013	By:	/s/ Richard R. Pettingill
Richard R. Pettingill
(Director)

Date: October 7, 2013	By:	/s/ Ronald A. Rittenmeyer
Ronald A. Rittenmeyer
(Director)

Date: October 7, 2013	By:	/s/ James A. Unruh
James A. Unruh
(Director)

EXHIBIT INDEX

4.1	Second Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan (incorporated by reference to Exhibit 4.1 to the Corporation’s Registration Statement on Form S-8 filed on May 12, 2010)

4.2

Amendment One to Second Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan (incorporated by reference to Exhibit 4.2 to the Corporation’s Registration Statement on Form S-8 filed on May 12, 2010)

5.1	Opinion of Audrey Andrews

23.1	Consent of Audrey Andrews (Included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Ernst & Young LLP

24.1	Power of Attorney (Included on the signature page to the registration statement)